                                       Filed pursuant to Rule 424(b)(3) and (c)
                                                     Registration No. 333-41637







                          PROSPECTUS SUPPLEMENT NO. 1
                            dated January 15, 1998
                    (to Prospectus dated December 5, 1997)

                    COMMODORE SEPARATION TECHNOLOGIES, INC.

     This Prospectus Supplement supplements the information contained in that certain Reoffer Prospectus of Commodore Separation Technologies, Inc., a Delaware corporation (the "Company"), dated December 5, 1997 (the "Prospectus"), relating to the potential sale from time to time of up to 899,189 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), issuable upon exercise of stock options granted under the Commodore Separation Technologies, Inc. 1996 Stock Option Plan (the "Plan").


     This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information herein contained supercedes the information contained in the Prospectus. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Prospectus.


                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
 OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                               ----------------


          The date of this Prospectus Supplement is January 15, 1998.

     The number of Shares to which the Prospectus relates is hereby decreased from 899,189 Shares to 877,252 Shares.

     The information set forth in the Prospectus under the caption "SELLING STOCKHOLDERS" is hereby deleted and replaced with the following information:

     This Prospectus may be used by certain officers, directors and controlling stockholders of the Company for the resale to the public of Shares to be issued to them upon exercise of options heretofore or hereafter granted under the Plan. Such persons may be deemed to be in a control relationship with the Company within the meaning of the Securities Act and the rules and regulations of the Commission thereunder, and such Shares may be deemed to be "control securities" within the meaning of General Instruction C to Form S-8. The securities referred to in this paragraph may also be resold pursuant to Rule 144 under the Securities Act or in other transactions exempt from registration.

     The persons who may resell Shares pursuant to this Prospectus are referred to in this Prospectus collectively as "Selling Stockholders." The following table sets forth as to each Selling Stockholder: the name of the Selling Stockholder; the nature of any position, office or other material relationship with the Company or its affiliates within the past three (3) years; the number of shares of Common Stock of the Company and the percentage of the outstanding shares of such class owned as of January 12, 1998; the number of such shares which may be sold hereby for the account of the Selling Stockholder; and the number of such shares and percentage of the outstanding shares of such class that will be owned by the Selling Stockholder, assuming the sale of all the Shares offered hereby.


                                           Shares of                                Shares of
                                          Common Stock          Number of         Common Stock
                                         Owned Prior to          Shares            Owned After
                                          the Sale(1)           Which May            the Sale
Name and                            -----------------------      Be Sold     ----------------------
Position/Relationship                Number     Percent(2)     Hereby (3)     Number     Percent(2)
---------------------------------   ---------   ------------   ------------   --------   -----------
Paul E. Hannesson(4) ............   175,000          1.5%        175,000            *        *
Edwin L. Harper(5)   ............   125,000          1.1%        125,000            *        *
Kenneth J. Houle(6)  ............   100,000            *         100,000            *        *
Michael D. Fullwood(7)  .........    67,500            *          67,500            *        *
James M. DeAngelis(8)   .........   103,250            *         101,250        2,000        *
Michael D. Kiehnau(9)   .........    76,625            *          75,625        1,000        *
Andrew P. Oddi(10)   ............    50,625            *          50,625            *        *
Kenneth L. Adelman(11)  .........    76,013            *          45,563       30,450        *
David L. Mitchell(12)   .........    45,563            *          45,563            *        *
William R. Toller (13)  .........    45,563            *          45,563            *        *
Jeane J. Kirkpatrick (14)  ......    45,563            *          45,563            *        *
  Total  ........................   910,702          7.9%        877,252       33,450        *


* Represents less than 1% of outstanding Common Stock.

 (1) Shares of Common Stock issued or issuable to the Selling Stockholders upon exercise of currently outstanding stock options or warrants, whether or not exercisable, are included.

 (2) Percentages based on 11,503,650 shares of Common Stock outstanding as of January 12, 1998.

 (3) Represents the aggregate number of Shares (subject to adjustment) issuable to the Selling Stockholder upon exercise of currently outstanding options granted under the Plan.

 (4) Mr. Hannesson has been a director of the Company since its inception, served as its Chairman of the Board from November 1995 to January 1, 1997, and was re-elected Chairman of the Board and appointed Chief Executive Officer effective May 1, 1997. Mr. Hannesson has been a director of Applied since March 1996 and was appointed Chairman of the Board in November 1996. Mr. Hannesson also served as Chief


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

     Executive Officer of Applied from March to October 1996 and as President from March to September 1996, and was re-appointed Chief Executive Officer on November 18, 1996 and President on May 1, 1997. Mr. Hannesson has been a director of Environmental since February 1993 and was appointed its Chairman of the Board and Chief Executive Officer in November 1996. Mr. Hannesson also served as President of Environmental from February 1993 to July 1996 and was re-appointed President on May 1, 1997. Mr. Hannesson also currently serves as the Chairman of the Board and Chief Executive Officer of Commodore Solution Technologies, Inc. ("Solution") and Commodore CFC Technologies, Inc. ("CFC"), both affiliates of the Company. Mr. Hannesson also serves as Chairman of the Board of Lanxide Corporation ("Lanxide"), a research and development company developing metal and ceramic materials. Lanxide is affiliated with the Company by significant common ownership.

 (5) Dr. Harper has been a director of the Company since January 1, 1997 and was elected Vice Chairman of the Company effective May 1, 1997. Dr. Harper served as Chairman of the Board and Chief Executive Officer of the Company from January 1, to April 1997, and also as President of the Company for an interim period from January 1, to January 27, 1997. Dr. Harper was also elected a director of Applied, Environmental, Solution and CFC in May 1997, after having served as President and Chief Operating Officer of both Environmental and Applied from November 1996 to April 1997, and was elected Vice Chairman of Environmental and Applied effective May 1, 1997. Dr. Harper also serves as a private consultant to the Company, Environmental, Applied, Solution and CFC.

 (6) Mr. Houle was appointed President and Chief Operating Officer of the Company effective January 27, 1997.

 (7) Mr. Fullwood was appointed Senior Vice President, Chief Financial and Administrative Officer, Secretary and General Counsel of the Company, Environmental, Applied, Solution and CFC effective May 12, 1997. Mr. Fullwood was elected a director of Lanxide and was appointed Senior Vice President, Chief Financial and Administrative Officer and General Counsel of Lanxide on July 7, 1997.

 (8) Mr. DeAngelis was appointed Senior Vice President--Marketing & Sales of the Company effective September 1, 1996. He served prior to such time as Vice President--Marketing of Environmental and President of CFC since January 1993.

 (9) Mr. Kiehnau was appointed Vice President--Finance & Operations on April 1, 1997, after having served as the Company's Chief Financial Officer from September 1996 to January 1997, and as its Vice President--Operations from January 1, to March 31, 1997.

(10) Mr. Oddi was appointed Vice President and Treasurer of the Company, Environmental, Applied, Solution and CFC effective May 1, 1997. Mr. Oddi served as the Vice President--Finance of the Company from September 1996 to April 1997. Mr. Oddi also served as the Vice President of Finance, Chief Financial Officer and Secretary of Applied from March to November 1996 and as Vice President of Finance & Administration and Chief Financial Officer of Environmental from 1987 to April 1997.

(11) Dr. Adelman joined the Board of Directors of the Company in April 1997. Dr. Adelman has also served as a director of Applied and Environmental since July 1996 and was appointed Executive Vice President, Marketing and International Development of Applied as of May 1, 1997.

(12) Mr. Mitchell has served as a director of the Company since April 1997 and as a director of Applied and Environmental since July 1996.

(13) Mr. Toller has served as a director of the Company since April 1997. Mr. Toller was elected a director and appointed Vice Chairman of Lanxide on July 7, 1997.

(14) Dr. Kirkpatrick has served as a director of the Company since December
     1997.

     The Company does not know whether any of the Selling Stockholders will use this Prospectus in connection with the offer or sale of any Shares, or, if this Prospectus is so used, how many Shares will be offered or sold. The information set forth in this section may be updated by the Company by use of supplements to this Prospectus issued subsequent to the date hereof.


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